AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 22, 1997
                                            REGISTRATION STATEMENT NO. 333-34075



================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 AMENDMENT NO. 1
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                                -----------------


                       UNITED STATES SURGICAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           DELAWARE                                       13-2518270
  (STATE OR OTHER JURISDICTION OF                         (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NO.)


                  150 GLOVER AVENUE, NORWALK, CONNECTICUT 06856
                                 (203) 845-1000
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                THOMAS R. BREMER
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                       UNITED STATES SURGICAL CORPORATION
                                150 GLOVER AVENUE
                           NORWALK, CONNECTICUT 06856
                                 (203) 845-1000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)


                                -----------------


       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time after the Registration Statement becomes effective.


                                -----------------



   If the only securities being registered on this form are being offered pursuant to divided or interest reinvestment plans, please check the following box. [ ]


   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE


===================================================================================
                                         PROPOSED      PROPOSED
                                         MAXIMUM       MAXIMUM
  TITLE OF              AMOUNT           OFFERING      AGGREGATE       AMOUNT OF
  SECURITIES TO BE      TO BE            PRICE         OFFERING        REGISTRATION
  REGISTERED            REGISTERED*      PER SHARE*    PRICE*          FEE
-----------------------------------------------------------------------------------
  COMMON STOCK,
  PAR VALUE
  $.10 PER SHARE        _____ SHARES     $____         $140,000,000    $42,424.24**
===================================================================================



*The number of shares to be registered is to be calculated pursuant to a formula contained in the Agreement and Plan of Merger dated February 4, 1997, as amended, by and among registrant, USSC Del Medical, Inc. and Progressive Angioplasty Systems, Inc. The registration fee is based upon the dollar amount of securities being registered pursuant to Rule 457(o).



 The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.



================================================================================
**Registration fee previously paid.

PROSPECTUS
                                                                [LOGO]


UNITED STATES SURGICAL CORPORATION
2,074,804 SHARES OF COMMON STOCK



_________________



         This prospectus relates to 2,074,804 shares of Common Stock, par value $.10 per share (the "Common Stock") of United States Surgical Corporation, a Delaware Corporation ("USSC" or the "Company"), which may be offered by the persons listed under the heading "Selling Stockholders". The Common Stock has been acquired by the Selling Stockholders as consideration in connection with an acquisition of their interests in a privately held company (the "Transaction"). The Common Stock may be offered for sale by the Selling Stockholders from time to time in ordinary brokerage transactions on the New York Stock Exchange, Inc. (the "New York Stock Exchange") at market prices prevailing at the time of the sale or in one or more negotiated transactions at prices acceptable to the respective Selling Stockholders. In addition, the Common Stock may be sold through or to brokers in the over-the counter market, and such brokers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares of Common Stock offered hereby for whom such brokers may act as agent or to whom they may sell as principals or both (which compensation as to a particular broker might be in excess of customary commissions). See "Plan of Distribution."



The Common Stock is listed on the New York Stock Exchange. On September 19, 1997, the last sale price of USSC Common Stock as reported on the New York Stock Exchange was $33.0625 per share.



SEE DISCUSSION AS TO RISK FACTORS ON PAGE 3 OF THIS PROSPECTUS.


         The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of shares of Common Stock offered hereby may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the shares of Common Stock offered hereunder and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

---------------------------


         No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained herein in connection with the offering contained in this Prospectus and, if given or made, such information or representation must not be relied upon. This Prospectus does not constitute an offering by the Selling Stockholders of any securities other than those to which it relates or in any jurisdiction in which such offering may not lawfully be made. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the information herein since the date hereof.


---------------------------



The date of this Prospectus is September 22, 1997.



                              AVAILABLE INFORMATION

         USSC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information, as of particular dates, concerning directors and officers, their remuneration, options granted to them, the principal holders of securities of USSC and any material interest of such persons in transactions with USSC, is distributed to stockholders of USSC, and filed with the Commission. Such reports, proxy statement and other information can be inspected and copied at the office of the Commission at prescribed rates, at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549; Room 3190, Kluczynski Federal Building, 230 South Dearborn Street, Chicago, Illinois 60604; and 14th Floor, 75 Park Place, New York, New York 10007. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding Registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. Such reports, proxy statements and other information concerning USSC also may be inspected at the offices of the New York Stock Exchange, Inc., on which the Company's Common Stock is listed.

         This Prospectus, which constitutes part of a registration statement (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents that have been filed by the Company with the Commission (located in SEC File No. 1-9776) are hereby incorporated by reference in this Prospectus and made a part hereof:

         (i)   Annual Report on Form 10-K for the year ended December 31, 1996;

         (ii)  Current Report on Form 8-K filed March 13, 1997;

         (iii) Quarterly Reports on Form 10-Q for the quarter ended March 31, 1997 and for the quarter ended June 30, 1997;

         (iv) The description of the Company's Common Stock contained in the Form 8-B Registration Statement declared effective by the Commission on August 3, 1990, as amended by the Certificate of Amendment to the Company's Certificate of Incorporation filed as Exhibit 3(e) to Item 14c of (i) above.

         In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to (a) the filing of a post-effective amendment that indicates that all Common Stock offered hereby has been sold or which deregisters all Common Stock then remaining unsold, or (b) the termination of the offering of the Common Stock, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


         The Company will provide without charge to each person to whom this Prospectus is delivered, at the request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written or telephone requests should be directed to Pamela Komenda, Corporate Secretary, United States Surgical Corporation, 150 Glover Avenue, Norwalk, Connecticut 06856, telephone (203) 845-1290.


         Statements in this Prospectus which are not historical may be forward looking, involving risks and uncertainties, and may or may not be realized by the

Company. The Company undertakes no duty to update any such forward looking statements. Many factors could cause actual results to differ from these forward looking statements, including loss of market share through competition, introduction of competing products by other firms, pressure on prices from competition or purchasers of the Company's products, regulatory obstacles to introduction of new products which are important to the Company's growth, lack of acceptance of new products by the health care market, slow rates of conversion by surgeons to procedures which utilize the Company's products, changes in distribution of the Company's products, consolidation in the health care market, and interest rate and foreign exchange fluctuations.



                                  RISK FACTORS

         Prior to making an investment decision with respect to the shares of Common Stock offered hereby, prospective investors should carefully consider the specific factors set forth below, together with all of the other information appearing herein or incorporated by reference herein, in light of their particular investment objectives and financial circumstances.

COMPETITION

         There is intense competition in the markets in which USSC engages in business and no assurance can be given as to USSC's competitive position. The impact of competition will likely have a continuing effect on sales volumes and on prices charged by USSC. In addition, increased cost consciousness has revived competition from reusable instruments, but the Company cannot predict the extent to which reusable instruments will competitively impact USSC. USSC, however, also offers reusable instruments.

HEALTH CARE MARKET

         The health care industry continues to undergo change, led primarily by market forces which are demanding greater efficiencies and reduced costs. Federal government proposed health care mandates in the United States have not occurred, and it is unclear whether, and to what extent, any future government mandate will affect the domestic health care market. Industry led changes are expected to continue irrespective of any governmental efforts toward health care reform. The scope and timing of any further government sponsored proposals for health care reform are presently unclear.

         The primary trend in the health care industry is toward cost containment. Payors and managed care organizations have been able to exercise greater influence through managed treatment and hospitalization patterns, including a shift from reimbursement on a retrospective basis to prospective limits for patient treatment. Hospitals have been severely impacted by the resulting cost restraints and are competing for business and becoming more sophisticated in management and marketing. The increasing use of managed care, centralized purchasing decisions, consolidations among hospitals and hospital groups, and integration of health care providers are continuing to affect purchasing patterns in the health care system. Purchasing decisions are often shared by a coalition of surgeons, nursing staff, materials managers, and hospital administrators, with purchasing decisions taking into account whether a product reduces the cost of treatment and/or attracts additional patients to a hospital. Changes in the health care industry and the trend toward cost containment, along with competition, have contributed to continuing reductions in prices for USSC's products and, in the near term, to slower acceptance of more advanced surgical procedures in which USSC 's products are used, given hospitals and surgeons concerns as to the costs of training and reimbursement by payors. While USSC is implementing programs to assist hospitals in cost containment through more efficient surgical practices and application of minimally invasive surgery, there can be no assurance that USSC will not continue to be adversely affected by these matters.

         The costs of training for newer, more complicated procedures and concerns as to reimbursement for newer procedures in view of changes in the health care system have affected the rate at which the surgical community is learning the more advanced laparoscopic procedures. More advanced applications of laparoscopy may become specialized rather than practiced broadly by the general surgical community. In addition, specialty surgeons may not be experienced in minimally invasive surgery and may require familiarization with this approach prior to acceptance in their practices.

         An undue focus on discrete costs or similar limits which fails to consider the overall value of minimally invasive surgery could adversely impact USSC, and there can be no assurance as to the impact of cost containment on future operations. Some hospitals may also lose per night revenues through reduced post-operative care requirements as to procedures performed by laparoscopy, which could influence their acceptance of newer procedures. In addition, the rapid changes in the market for surgical devices, along with competition, could affect both prices and volumes of sales.


DIVERSIFICATION STRATEGY


         Although USSC believes that new areas of surgical practice it is entering offer significant opportunities for revenue growth and profitability, considerable risks may be involved and there can be no assurance that favorable results will be achieved. Costs of acquiring or developing technologies or instruments for use in specialty applications may be significant, which could adversely affect both near term and longer term results if successful products are not developed and introduced. In addition, considerable competition exists for products used in these surgical specialties, including competitors developing other techniques and from sources of more traditional products. Further, acceptance of newer techniques, even with demonstrated clinical advantages, may be slow given concerns as to expenditures for newer practices by health care payors and requirements for extensive training with newer approaches.

         While USSC believes its products may be useful in coronary surgery, surgeons practicing in this field have not traditionally performed minimally invasive surgery or used disposable instruments extensively and no assurance can be given as to the acceptance of such products or techniques in this area.

         USSC expects intense competition in sales of products for specialty surgical applications. A broad range of companies, including the Ethicon division of Johnson & Johnson, presently offer products for use in cardiovascular, urologic, orthopedic, and oncological procedures. Many of such companies have significantly greater capital than USSC and are expected to devote substantial resources to development of other new technologies which would be competitive with products which USSC may offer. There are also a number of smaller companies engaged in the development of surgical specialty devices, and products developed by such firms could present additional competition.


                                BUSINESS OF USSC

         USSC is a Delaware corporation which develops, manufactures and markets a proprietary line of technologically advanced surgical products, specializing in minimally invasive technologies, which are designed to improve patient care and reduce healthcare costs. USSC also sells to distributors, domestically and internationally. USSC currently operates domestically and internationally through subsidiaries, branches and divisions.

         USSC manufactures and markets innovative mechanical products for the wound closure market. In this category, its principal products consist of a series of surgical stapling instruments (both disposable and reusable), disposable surgical clip appliers and disposable loading units ("DLUs") for use with stapling instruments. The instruments are an alternative to manual suturing techniques utilizing needle/suture combinations and enable surgeons to reduce blood loss, tissue trauma and operating time while joining internal tissue, reconstructing or sealing off organs, removing diseased tissue, occluding blood vessels and closing skin, either with titanium, stainless steel, or proprietary absorbable POLYSORB(TM) copolymer staples or with titanium, stainless steel, or absorbable POLYSURGICLIP(TM) clip appliers with copolymer clips. Surgical stapling also makes possible several surgical procedures which cannot be achieved with surgical needles and suturing materials. The disposable instruments and DLUs are expended after a single use or, in the case of reloadable disposable instruments, after a single surgical procedure.

         USSC manufactures and markets specialized wound management products designed for use in the field of laparoscopic (also referred to as endoscopic) surgery.

This minimally invasive surgical technique requires incisions in the patient of up to one-half inch through which various procedures are performed using laparoscopic instruments inserted through ports known as trocars, and optical devices, known as laparoscopes, for viewing inside the body cavity. Laparoscopy generally provides patients with significant reductions in post-operative hospital stay, pain, recuperative time and hospital costs, with improved cosmetic results, and with the ability to return to work and normal life in a shorter time frame. USSC has developed and markets disposable surgical clip appliers and stapling instruments designed for laparoscopic uses in a variety of sizes and configurations. USSC's products in this area also include trocars and a line of instruments which allows the surgeon to see, cut, clamp, retract, suction, irrigate or otherwise manipulate tissue during a laparoscopic procedure. USSC also designs and markets laparoscopes. Applications for minimally invasive surgery currently include cholecystectomy (gall bladder removal), hysterectomy, hernia repair, bladder suspension for urinary stress incontinence, anti-reflux procedures for correction of heartburn, and various forms of bowel, stomach, gynecologic, urologic, and thoracic (chest) surgery.


         Laparoscopic products are offered individually, in pre-assembled kits and in custom kits designed for specific surgical procedures such as cholecystectomy, hernia repair, laparoscopically assisted vaginal hysterectomy, bowel and other procedures. Kits are intended to offer the surgeon and operating room staff convenience and ease of accessibility to instruments, and provide a cost efficient means of purchasing USSC 's products for hospital materials management departments.

         Numerous studies have shown that, in addition to reduced patient recovery time, laparoscopy is a safe and efficacious technique. However, and particularly in more complex surgical procedures, surgeons must receive adequate training before achieving competency to perform laparoscopy. USSC supports certification of surgeons in this technique to ensure that USSC's products are used properly.

         USSC offers certain of its products in both disposable and reusable versions. Disposable instruments, as described in the preceding paragraphs, reduce the user's capital investment, eliminate the risks and costs associated with maintenance, sterilizing and repair of reusable instruments, and provide the surgeon with a new sterile instrument for each procedure, offering more efficacious and safer practice for both patients and operating room personnel. Reusable instruments provide an alternative for surgeons and hospitals preferring this approach. The Company also offers resposable versions of certain instruments, in which certain components may be reused, offering the advantages of disposable devices with cost savings realized through multiple use of parts of the instrument.

         USSC continues to expand manufacturing and marketing of its line of sutures products, which was introduced in 1991. USSC believes that sutures, which represent a major portion of the wound closure market, are a natural complement to its other wound management products. This market is currently dominated by other manufacturers. Although USSC believes that its share of the suture market increased last year, there can be no assurance that its market share will continue to increase or that USSC will realize significant market share in the near future.

         USSC believes it could potentially benefit from the health care industry trend toward cost containment and on managed care. Stapling and minimally invasive surgery decrease operating room time including patient time under anesthesia, patient recovery time and in many cases are highly cost effective. Doctors, patients, employers and payors all value decreased patient recovery time. This could lead to potential increases in volume as surgical stapling and minimally invasive procedures are selected over alternative techniques. USSC is adapting itself to this new environment by promoting the cost effectiveness of its products, by striving to efficiently produce the highest quality products at the lowest cost, and by assisting hospitals and payors in achieving meaningful cost reductions for the health care system while retaining the quality of care permitted by USSC's products.

         USSC has taken steps to diversify beyond the general surgery market and explore new growth areas in surgery where it can utilize its manufacturing expertise, research and development experience and the skills of its sales force. To this end, USSC is building a line of surgical specialty instrumentation and technology for cardiovascular, oncological, urological and orthopedic procedures. USSC believes that minimally invasive instrumentation and more advanced techniques can be applied to these specialty practices. USSC plans to obtain such technologies through internal research and development and by acquiring, investing in, or creating alliances with, other firms or persons who have developed such technology.


         The Company is continuing development of technology in women's healthcare with its first new system which is designed for a comprehensive approach to breast care. The Company's ABBI system, incorporating a stereotactic table and the Company's ABBI system biopsy device, is used to perform core needle and needle localization for advanced breast biopsy. This system allows a one-step, minimally invasive process for breast biopsy, offering the surgeon increased accuracy and control, and helping hospitals reduce procedural and operating room costs. The one piece larger specimen obtained by the ABBI system provides pathologists with pattern recognition which aids in the diagnosis of different cancers and facilitates physicians' decision making for improved results. The Company offers the stereotactic tables under a strategic alliance with Lorad, a unit of Trex Medical Corporation and a leading manufacturer of stereotactic equipment.


         USSC continually explores and conducts discussions with regard to acquisitions and other strategic corporate transactions. USSC currently has no agreements, commitments or understandings with respect to any particular transactions. However, USSC has pending an all cash tender offer for all outstanding shares of Circon Corporation ("Circon"), a California based surgical device manufacturer. USSC currently owns 14.8% of the outstanding shares of Circon. The offer was not solicited by Circon and was made in the form of a tender offer directly to Circon's stockholders. Circon has recommended that its shareholders not accept the offer and has implemented various defensive measures designed to prevent acceptance by USSC of tendered shares. USSC can not predict whether it will be successful in acquiring Circon or the time period in which any transaction will be concluded or abandoned. At present, the tender offer expires on September 25, 1997, and could be extended, revised, or terminated. If the offer were concluded on the current terms of the tender offer, USSC estimates that the cost of the tender offer would be approximately $210 million. USSC filed suit against Circon in the Court of Chancery in the State of Delaware asking the court to order Circon to hold its annual meeting of shareholders and reinstated a related lawsuit in such court. Circon subsequently announced that its annual meeting of shareholders would be held on October 6, 1997. USSC commenced a proxy solicitation to elect two individuals to the Circon board of directors and to approve a shareholder resolution at such annual meeting of shareholders to urge the Circon board of directors to arrange for the prompt sale of Circon to the highest bidder. Based on the information currently available to them, the individuals proposed by USSC are committed to the sale of Circon. Circon has commenced a proxy solicitation to elect two individuals to the Circon board of directors and against such shareholder resolution. In addition, USSC filed suit against Circon in the Court of Chancery in the State of Delaware seeking to enjoin Circon from reappointing one individual after he is voted out of office as a director at such Circon annual meeting and declare void the Circon board's appointment of two directors earlier in 1997. The source of funds for payment of the purchase price in this cash offer would be committed credit facilities, cash on hand and cash generated from future operations. No assurance can be given with respect to the timing, likelihood or financial or business effect of any other possible transaction.


         The Common Stock which may be offered for sale by the Selling Stockholders under this prospectus was acquired in connection with the Agreement and Plan of Merger dated February 4, 1997 by and among registrant, USSC Del Medical, Inc. and Progressive Angioplasty Systems, Inc. ("PAS") (the "Agreement"), as amended by the first amendment dated August 6, 1997 (the "First Amendment") (the Agreement and the First Amendment, the other instruments and documents contemplated thereunder, hereafter collectively referred to as the "Merger Agreement"). Set forth below is a brief description of the principal financial terms of the Merger Agreement which is qualified in its entirety by reference to the Merger Agreement.


         Pursuant to the Merger Agreement, on the effective date of the merger (the "Effective Date"), USSC Del Medical, Inc., a wholly-owned subsidiary of the registrant merged with and into PAS. As a result, PAS, the surviving entity, became a wholly-owned subsidiary of registrant. On the Effective Date, the shareholders of PAS received 2,074,804 shares of USSC Common Stock with a value of $73,807,003. The obligation to issue shares upon exercise of PAS Options has been assumed by USSC. Under this obligation, USSC may issue up to 200,000 shares of USSC Common Stock.

         In addition PAS stockholders will be entitled to receive USSC Common Stock based on the achievement by USSC, PAS or any of their affiliates of certain specified milestones, the aggregate value of which will not be greater than $25,000,000 ("Aggregate Milestone Consideration"). On the Effective Date, $3,000,000 of the Aggregate Milestone Consideration has been earned. PAS stockholders will also be entitled to receive USSC Common Stock based upon the achievement by USSC, PAS or any of their affiliates through December 31, 2003 of certain amounts of net sales of catheters, stents and radiation products specifically embodying PAS's proprietary technology as of February 4, 1997, the aggregate value of which will not be greater than $50,000,000 ("Aggregate Earn Out Consideration"). In addition, in the event USSC becomes acquired by, or merges with, certain third parties, or any successor to any such companies, PAS stockholders shall be entitled to receive USSC Common Stock, or any equivalent amount of common stock of the entity resulting from such a transaction, to the extent the amount then paid or payable as Aggregate Milestone Consideration and Aggregate Earn Out Consideration is less than the maximum amounts payable under the Merger Agreement as Aggregate Milestone Consideration and Aggregate Earn Out Consideration.

         On a preliminary basis, it is anticipated that the purchase price payable under the Merger Agreement will be primarily allocated to fixed assets, patents and goodwill.

         Except where the context otherwise requires, the term Company includes USSC's subsidiaries, branches and divisions. USSC's principal executive offices are located at 150 Glover Avenue, Norwalk, Connecticut 06856; telephone (203) 845-1000.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of Common Stock being offered by this Prospectus.


                              SELLING STOCKHOLDERS

         The following table sets forth certain information regarding the Selling Stockholders' beneficial ownership of the Company's Common Stock as of the closing of the Transaction. Except as otherwise indicated in this Prospectus, the Selling Stockholders have not had a material relationship with the Company within the past three years other than as a result of the Transaction. The numbers set forth in the column "Shares Offered Hereby" below constitute all of the shares of Common Stock that the Selling Stockholders may distribute in the offering; however, there are currently no agreements, arrangements or understandings with respect to the sale of any of such shares and the table below assumes the sale of all shares of Common Stock received in the transaction and held by the Selling Stockholders. The shares of Common Stock offered hereby are being registered to permit public secondary trading of such shares, and the Selling Stockholders may offer such shares for resale from time to time. See "Plan of Distribution."


         On September 22, 1997, the Company issued 2,074,804 shares of Common Stock to the selling stockholders listed below (collectively, "Selling Stockholders") pursuant to the Transaction. Additional shares of Common Stock may be issued to the Selling Stockholders in the future dependent upon the achievement of certain goals and under certain other payment provisions.

                                                      Shares                                         Shares of
                                                      Common                                           Common
                                                      Stock                                            Stock
                                                   Beneficially                                     Beneficially
                                                   Owned Prior                Shares                Owned After
                                                      to the                 Offered                the Offering
Name of Selling Shareholder                          Offering                 Hereby                    (1)
---------------------------                        ------------              -------                ------------
Bruce Addis                                                 147                  147                     0
Lourdes P. Aguda                                             29                   29                     0
Ellen Beaumont                                              121                  121                     0
Walter Blair                                             41,964               41,964                     0
John E. Bramfitt and Pamela I. Bramfitt,                 12,580               12,580                     0
Co-Trustees FBO Bramfitt Family Trust
U/A/D/ 01/20/93
John H. Bunch                                               271                  271                     0
Jeffrey P. Callister                                     22,712               22,712                     0
Laura Dietch                                              1,813                1,813                     0
Catherine Diez-Luckie                                     6,527                6,527                     0
Neal Eigler                                             243,820              243,820                     0
Hartmut & Maria Eysell, JT TEN                            1,087                1,087                     0
Glenn K. Furata                                           8,032                7,932                   100
Mark D. Milani, Trustee of the Gabriela                  21,758               21,758                     0
M. Hess Trust U/T/A/ dated November 30,
1994
Robert Hess and Rosemarie Hess, Trustees                564,278              564,278                     0
FBO Hess Family Trust U/A/D/ dated 8/3/89                                                                0
Mark D. Milani, Trustee of the Verona K.                 21,758               21,758                     0
Hess 1994 Trust U/T/A/ dated November 30,
1994
William B. Hess                                           1,087                1,087                     0
Jerome Jackson                                            7,921                7,921                     0
Litvack-Curtis Children's Trust, Robert                  32,638               32,638                     0
Harabedian, Trustee
Frank Litvack                                           577,334              577,334                     0
Judy Litvack Ravinsky                                       361                  361                     0
Yoh Chie Lu                                               8,461                8,461                     0
Paul McCormick                                            1,586                1,586                     0
Nathan Ramaswami                                            108                  108                     0
Lisa Rauh                                                    27                   27                     0
Nancy Shanley                                               906                  906                     0
Fred Zuber                                                  235                  235                     0

Fukuda Denshi Co., Ltd.                             121,503             121,503                          0
Arnhold & S. Bleichroeder, Inc. (for                    777                 777                          0
Michelle Drasher)
Arnhold & S. Bleichroeder, Inc. (for First           34,970              34,970                          0
Eagle Fund, NV)
Arnhold & S. Bleichroeder, Inc. (for Gary             3,885               3,885                          0
Fuhrman)
Arnhold & S. Bleichroeder, Inc. (for                  3,885               3,885                          0
Harold Levy)
Stephen Aiello                                          582                 582                          0
AS Fansea                                               388                 388                          0
Howard Berlin                                         2,914               2,914                          0
John Bohan                                              388                 388                          0
David L. Cohen                                        3,108               3,108                          0
Bryan C. Donohue, M.D.                                  971                 971                          0
Michael Dovey                                           971                 971                          0
Paine Webber in Trust of the Jonathan                   777                 777                          0
Edelson IRA
Evelin Eigler, Trustee of the Seldon Baker              970                 970                          0
Trust
Stuart M. Essig                                         971                 971                          0
John S. Geis                                          3,885               3,885                          0
Claudio Gibelli                                       1,942               1,924                          0
GSAM Oracle Fund, Inc.                               23,313              23,313                          0
Hare & Co.                                           25,255              25,255                          0
William M. Helvey, M.D.                                 971                 971                          0
John B. Henneman, III                                   388                 388                          0
Steven Hochberg                                         777                 777                          0
Hoegh Invest AS                                       2,525               2,525                          0
Alice Jack                                              971                 971                          0
Earl L. and Julia Ender Jackson as                      971                 971                          0
Community Property
FBO Ronald P. Karlsberg Cardiovascular                  882                 582                        300
Group of Southern California 401(k) Profit
Sharing Plan DTD 1/1/89
Gerald T. Keusch                                        582                 582                          0
Kurt H. Kruger                                          777                 777                          0
Jack Litvack, Cyst Investment Corp.                   2,971                 971                      2,000
Patrick A. McBrayer                                     388                 388                          0
J. Casey McGlynn                                        155                 155                          0
David Moyne                                             777                 777                          0
David B. Musket                                       5,556               5,556                          0

Cowen & Co., Custodian FBO David B. Musket              874                  874                         0
SEP IRA
August J. Neudecker                                   3,885                3,885                         0
Och-Ziff Capital Management, L.P.                    29,141               29,141                         0
Daniel P. Paduano                                     2,914                2,914                         0
PAS/ACT, LLC (Easton Capital)                        20,671               20,671                         0
Munro W. Pitt                                           583                  583                         0
ProMed Partners, L.P.                                13,113               13,113                         0
Prudential Securities C/F Colin Morris A/C            1,943                1,943                         0
AA-R54811
Randall Rose                                         15,542               15,542                         0
Clinton T. Rubin (SUNY - Stony Brook)                   388                  388                         0
J. Curt Schnackenberg                                   971                  971                         0
Lorraine A. Schwarz                                     971                  971                         0
Dieter Stoeckel                                         549                  349                       200
Lawrence J, Tedesco, Sr.                                427                  427                         0
The Travelers Indemnity Company                      42,740               42,740                         0
The Travelers Insurance Company                      82,567               82,567                         0
The Travelers Life and Annuity Company                4,856                4,856                         0
The Phoenix Insurance Company                         5,828                5,828                         0
Westfield Performance Fund, L.P.                     19,427               19,427                         0
WS Investment Company 96A                             1,398                1,398                         0
James Whiting                                           521                  521                         0
Wilson, Sonini, Goodrich & Rosati Profit                388                  388                         0
Sharing Plan, Mario M. Rosati and Douglas
M. Laurice, Trustees, FBO J. Casey McGlynn




(1) Assumes sale of all shares of Common Stock offered hereby and no other purchases or sales of Common Stock. See "Plan of Distribution."

         The Company and the Selling Stockholders have agreed to indemnify each other against certain civil liabilities under the Securities Act.

                              PLAN OF DISTRIBUTION

         The distribution of the Common Stock by the Selling Stockholders may be effected from time to time in ordinary brokerage transactions on the New York Stock Exchange or other exchanges at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the respective Selling Stockholders. In addition, the Selling Stockholders may sell the Common Stock through or to brokers or dealers in the over-the-counter market, or through underwriters. At the time a particular offer of shares of Common Stock is made, to the extent required, a supplemental Prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of Common Stock purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

         In connection with any transaction involving the shares of Common Stock, broker-dealers or others may receive from the Selling Stockholders, and may in turn pay to other broker-dealers or others, compensation in the form of commissions, discounts or concessions in amounts to be negotiated at the time (which compensation may be in excess of customary commissions). Broker-dealers and any other persons participating in a distribution of the shares of Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such distribution, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act.


         Any or all of the sales or other transaction involving the shares described above, whether effected by the Selling Stockholders, any broker-dealer or others, may be made pursuant to this prospectus. In addition, any shares of Common Stock offered hereby that qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this prospectus.


         In order to comply with the securities laws of certain states, if applicable, the shares of Common Stock offered hereby may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of Common Stock offered hereby may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         The Selling Stockholders and any person engaged in the distribution of the shares of Common Stock offered hereby will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the shares of Common Stock offered hereby by the Selling
Stockholders.

         The Company will bear all expenses of the offering, except that the Selling Stockholders will pay any applicable brokerage fees or commissions and transfer taxes.


                                  LEGAL MATTERS

         Certain legal matters with respect to the Common Stock offered hereby have been passed upon for the Company by Thomas R. Bremer, Senior Vice President and General Counsel, USSC, 150 Glover Avenue, Norwalk, Connecticut 06856. Mr. Bremer may be deemed to own beneficially 249,710 shares of USSC, including 234,333 shares which are subject to options exercisable within 60 days from the date of this prospectus.


                                     EXPERTS

         The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

         ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses to be incurred in connection with the issuance and distribution of the securities covered by this Registration Statement, all of which will be paid by the Registrant, are as follows:


                  Registration Fee                                 $42,424.24
                  Printing and Engraving Expenses                      500.00
                  NYSE Fee                                           8,750.00
                  Accounting Fees and Expenses                      10,000.00
                  Legal Fees and Expenses                            5,000.00
                           Miscellaneous                             1,000.00
                                                                   ----------
                           Total                                   $67,674.24
                                                                   ==========



         ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Subject to certain procedures and limitations set forth therein, the Delaware General Corporation law permits the Company to indemnify any person against expenses (including attorney's fees), judgments, fines and settlements actually and reasonably incurred in connection with any threatened, pending, or completed action, suit or proceeding in which such person was, is, or is threatened to be made a party by reason of his being or having been a director, officer, employee or agent of the Company, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. The Company's By-laws generally state that the Company's officers, directors, employees and agents shall be provided the indemnification permitted under the Delaware statute.

The Company maintains a directors and officers liability insurance policy which provides for the payment of certain liabilities and expenses and for reimbursement to the Company of indemnification payments made by the Company to its officers and directors.

         ITEM 16. EXHIBITS


         (5)      Opinion of Thomas R. Bremer - Filed herewith.


         (15)     Letter re Unaudited Interim Financial Information


         (23) (a) Consent of Deloitte & Touche LLP - Filed herewith.




              (b) Consent of Thomas R. Bremer - Included in Exhibit 5.



         (24)     Powers of Attorney - Filed herewith.

-------------------------------


         ITEM 17. UNDERTAKINGS.

         (a)      The Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by section 10
(a) (3) of the Securities Act of 1933.


                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.


                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

                  (2) That, for the purpose for determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Corporation's annual report pursuant to section 13 (a) or section 15 (d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES


         Pursuant to the Requirements of the Securities Act of 1933, registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Norwalk, State of Connecticut, on the 22nd day of September, 1997.



                           UNITED STATES SURGICAL CORPORATION
                           (REGISTRANT)



                           By: /s/ Thomas R. Bremer
                              -------------------------------------------
                                Thomas R. Bremer
                                Senior Vice President and General Counsel


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


SIGNATURE                                         TITLE                                       DATE
---------                                         -----                                       ----
*                                                 Chairman of the Board                        September 22, 1997
------------------------------------------        and Chief Executive Officer
(Leon C. Hirsch)                                  (Principal Executive Officer)
                                                  and Director

*                                                 Director                                     September 22, 1997
------------------------------------------
(Julie K. Blake)

*                                                 Director                                     September 22, 1997
------------------------------------------
(John A. Bogardus, Jr.)

*                                                 Director                                     September 22, 1997
------------------------------------------
(Thomas R. Bremer)

*                                                 Director                                     September 22, 1997
------------------------------------------
(Turi Josefsen)

*                                                 Director                                     September 22, 1997
------------------------------------------
(Douglas L. King)

*                                                 Director                                     September 22, 1997
------------------------------------------
(William F. May)

*                                                 Director                                     September 22, 1997
------------------------------------------
(James R. Mellor)

*                                                 Director                                     September 22, 1997
------------------------------------------
(Howard M. Rosenkrantz)

*                                                 Director                                     September 22, 1997
------------------------------------------
(Barry D. Romeril)

*                                                 Director                                     September 22, 1997
------------------------------------------
(Marianne Scipione)

*                                                 Director                                     September 22, 1997
------------------------------------------
(John R. Silber)

*                                                 Senior Vice President and                    September 22, 1997
------------------------------------------        Chief Financial Officer
(Richard A. Douville)                             (Principal Financial Officer)

*                                                 Vice President and Controller                September 22, 1997
------------------------------------------        (Principal Accounting Officer)
(Joseph C. Scherpf)




*By Power of Attorney

                                EXHIBIT INDEX
                                -------------
Exhibit
  No.                              Description
-------                            -----------


 (5)           Opinion of Thomas R. Bremer - Filed herewith.
 (15)          Letter re Unaudited Interim Financial Information
 (23) (a)      Consent of Deloitte & Touche LLP - Filed
      (b)      Consent of Thomas R. Bremer - Included in Exhibit 5.
 (24)          Powers of Attorney - Filed herewith.